EXHIBIT 1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Schedule 13G to which this Agreement is attached as Exhibit 1 is filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

DATE: October 21, 2002	ALABAMA REASSURANCE COMPANY

	By:	/s/ SCOTT M. PHELPS Name: Scott M. Phelps Title:

GREENE GROUP, INC.

	By:	/s/ SCOTT M. PHELPS Name: Scott M. Phelps Title:

* W. Rodney Windham

* Paul W. Bryant, Jr.

/s/ SCOTT M. PHELPS Scott M. Phelps

* By: /s/ SCOTT M. PHELPS Scott M. Phelps Attorney-in-Fact